Exhibit 99.1

Spirit Realty Capital Receives Letter from SHOPKO

DALLAS, Texas, October 27, 2017 — Spirit Realty Capital, Inc. (NYSE: SRC) (“Spirit” or “the Company”), announced today that it received a letter from Specialty Retail Shops Holding Corp. (“Shopko”) providing an update on Shopko’s select financial results. The letter has been furnished as an exhibit to a Current Report on Form 8-K, and has been posted to the Investor Relations page of the Company’s website at www.spiritrealty.com. Spirit takes no responsibility for the content or accuracy of the Shopko letter.

About Spirit Realty Capital

Spirit Realty Capital, Inc. (NYSE: SRC) is a premier net-lease real estate investment trust (REIT) that primarily invests in high-quality, operationally essential real estate, subject to long-term, net leases. Over the past decade, Spirit has become an industry leader and owner of income-producing, strategically located retail, industrial and office properties providing superior risk adjusted returns and steady dividend growth for our stockholders.

As of June 30, 2017, our diversified portfolio was comprised of 2,549 properties, including properties securing mortgage loans made by the Company. Our properties, with an aggregate gross leasable area of approximately 51 million square feet, are leased to approximately 432 tenants across 49 states and 30 industries. More information about Spirit Realty Capital can be found on the investor relations page of the Company’s website at www.spiritrealty.com.

Investor Contact:

(972) 476-1403

InvestorRelations@spiritrealty.com